Exhibit 10.1

WYETH

DIRECTORS’ DEFERRAL PLAN

(as amended to June 22, 2006)

SECTION 1. ESTABLISHMENT OF THE PLAN

Effective May 1, 1997, there is hereby established a plan whereby Directors of the Company who are not current employees of the Company may voluntarily defer compensation (the “Deferred Compensation” portion of the Plan), and may share in the long-term growth of the Company (the “Deferred Stock” portion of the Plan). Prior to May 1, 1997, the Company maintained the Deferred Compensation portion of the Plan as a separate plan, The American Home Products Corporation Nonfunded Deferred Compensation Plan for Directors (the “Prior Plan”). The Plan is deemed to consist, in part, of the amounts held under the Prior Plan and any election made by a Director under the Prior Plan, unless and until amended by the Director in accordance with this Plan, shall remain in effect under this Plan.

SECTION 2. DEFINITIONS

When used in the Plan, the following terms shall have the definitions set forth in this Section 2:

2.1 409A Accounts. The term “409A Accounts” means the portion of a Participant’s Accounts attributable to the Deferred Amounts (and the earnings thereon) that are not both earned and vested (for purposes of Section 409A) as of December 31, 2004.

2.2 Affiliate. The term “Affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, any trade or business that is under common control with the Company (within the meaning of Section 414(c) of the Code), any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a part and any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

2.3 Average Closing Price. The term “Average Closing Price” means the average closing market price of the Shares on the Consolidated Transaction Reporting System for the New York Stock Exchange for the last five (5) consecutive trading days on which at least one sale of Shares took place on such System up to and including the day prior to the date of determination (i.e., Deferral Allocation Date or Dividend Allocation Date).

2.4 Beneficiary. The term “Beneficiary” means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated by the Participant pursuant to Section 7.3 hereof.

2.5 Board of Directors. The term “Board of Directors” means the Board of Directors of the Company.

2.6 Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

2.7 Company. The terms “Company” or “Wyeth” mean Wyeth, a Delaware corporation (as successor to American Home Products Corporation).

2.8 Company Credit. The term “Company Credit” means an amount computed and credited to a Participant’s Deferred Compensation Account, as described in Section 6.3, at an annual rate equal to ten percent (10%) compounded quarterly. Effective as of December 20, 2004, Company Credit for a particular calendar year shall mean 120% of the long-term applicable federal rate, with quarterly compounding, for the month of January of such calendar year, as published under Section 1274(d) of the Code for such year.

2.9 Compensation. The term “Compensation” means the retainer and the aggregate of all fees for service and attendance at Board of Director and committee meetings to which a Director is entitled for services rendered to the Company as a Director.

2.10 Deferral Allocation Date. The term “Deferral Allocation Date” means the third Monday of any month, or if Shares are not traded on the New York Stock Exchange on such third

Monday of the month, the last day before the third Monday of the month on which Shares are traded on the New York Stock Exchange, that follows the date on which an amount deferred under the Plan would have been paid in cash if a deferral election had not been made hereunder.

2.11 Deferred Amount. The term “Deferred Amount” means the amount of Compensation that a Deferred Compensation Participant elects to defer in accordance with Section 4 hereof.

2.12 Deferred Compensation Account. The term “Deferred Compensation Account” means the account described in Section 6.1.

2.13 Deferred Compensation Participant. The term “Deferred Compensation Participant” means a Director who is not a current employee of the Company and who has currently or previously elected to defer all or part of his/her Compensation pursuant to the Prior Plan or in accordance with Section 4 of this Plan, and for whom a Deferred Compensation Account is currently maintained.

2.14 Deferred Stock Participant. The term “Deferred Stock Participant” means a Director who is not a current employee of the Company and who becomes a Participant in the Plan in accordance with Section 3 hereof.

2.15 Director. The term “Director” means each member of the Board of Directors.

2.16 Disability. The term “Disability” means the complete and permanent inability of an individual, by reason of illness or accident, to perform the individual’s duties as a Director. The determination whether a Director has suffered a Disability shall be made by the Board of Directors based upon such evidence as it deems appropriate.

2.17 Dividend Allocation Date. The term “Dividend Allocation Date” means the first Monday that (a) follows a Dividend Payment Date and (b) is the third Monday of a month.

2.18 Dividend Payment Date. The term “Dividend Payment Date” means the date as of which the Company pays a cash dividend on Shares.

2.19 Dividend Record Date. The term “Dividend Record Date” means, with respect to any Dividend Payment Date, the date established by the Board of Directors as the record date for determining shareholders entitled to receive payment of the dividend on such Dividend Payment Date.

2.20 Individual Accounts. The term “Individual Accounts” or “Accounts” means the separate Deferred Compensation Account and Share Accounts, described in Section 6 hereof, which are established under the Plan for each Participant. When used in the singular, the term shall refer to one of these accounts, as the context requires.

2.21 Grandfathered Accounts. The term “Grandfathered Accounts” means the portion of a Participant’s Accounts attributable to the Deferred Amounts (and the earnings thereon) that are both earned and vested as of December 31, 2004.

2.22 Notice 2005-1. The term “Notice 2005-1” means Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service, as amended by the proposed Treasury Regulations promulgated under Section 409A.

2.23 Participant. The term “Participant” means a Director who is a Deferred Stock Participant, a Deferred Compensation Participant, or both, as the case may be.

2.24 Plan. The term “Plan” means the Wyeth Directors’ Deferral Plan, as set forth herein and as it may be amended from time to time.

2.25 Prior Plan. The term “Prior Plan” has the meaning set forth in Section 1 hereof.

2.26 Section 409A. The term “Section 409A” means Section 409A of the Code.

2.27 Section 409A Disability. The term “Section 409A Disability” means “disability” within the meaning of Section 409A.

2.28 Share. The term “Share” means a share of Common Stock, par value $.33 1/3 per share, of the Company.

2.29 Share Accounts. The term “Share Accounts” means a Participant’s Vested Share Account and Unvested Share Account.

2.30 Share Equivalents. The term “Share Equivalents” means bookkeeping entries credited to a Participant’s Share Accounts and denominated in Shares.

2.31 Unvested Share Account. The term “Unvested Share Account” means an account consisting of amounts transferred under Section 5.4 for which the vesting requirements of Section 5.5(ii) have not been satisfied, and which are denominated in Share Equivalents as described in Section 6.2.

2.32 Vested Share Account. The term “Vested Share Account” means an account consisting of amounts transferred under Section 5.4 for which the vesting requirements of Section 5.5(ii) have been satisfied together with amounts deferred hereunder, and which are denominated in Share Equivalents as described in Section 6.2, and including any amounts previously maintained in a Participant’s Unvested Share Account which are transferred to such account following satisfaction of the vesting requirements described in Section 5.5(ii) and any cash accruing interest pending the next Quarterly Deferral Allocation Date (as hereinafter defined).

2.33 Year of Service. The term “Year of Service” means each full year and any partial year an individual served as a Director. For this purpose a “year” is the twelve-month period commencing with the first day of the individual’s service as a Director of the Company both before and after the effective date of the Plan.

SECTION 3. DEFERRED STOCK PARTICIPANT

Each person who as of the effective date of this Plan is currently serving or who is hereafter elected or appointed to serve as a Director, as the case may be, who is not an employee of the Company, and who elects to become a Participant by making a deferral under Section 5.2, or for whom a transfer is made under Section 5.4, shall become a Deferred Stock Participant. A Deferred Stock Participant shall cease to participate in the Plan with respect to future compensation when the Participant ceases to be a Director. For purposes of the Plan, a Director shall be deemed to cease to be a Deferred Stock Participant with respect to future compensation on the first day of the month next following the month in which he/she last serves as a Director.

SECTION 4. DEFERRED COMPENSATION PARTICIPANT

Prior to the beginning of any calendar year, any Director who is not an employee of the Company may defer the receipt of Compensation to be earned by the Director during such calendar year by filing with the Company a written election that:

(i) defers payment of a designated amount (of One Thousand Dollars ($1,000) or more) or a percentage of his/her Compensation for services attributable to such calendar year (the “Deferred Amount”);

(ii) specifies the payment option selected by the Participant pursuant to Section 7.2 hereof for such Deferred Amount; and

(iii) specifies the options selected by the Participant pursuant to Section 5 hereof for such Deferred Amount.

The amount deferred may not exceed the Director’s Compensation for the period of deferral. Notwithstanding the foregoing, any individual who is not an employee of the Company, and who is newly elected or appointed to serve as a Director may, not later than thirty (30) days after the earlier of (i) the date his/her election or appointment as a Director becomes effective, and (ii) the date the Director first becomes eligible to participate in any arrangement for Directors sponsored by the Company or an Affiliate that is an “account balance plan” as such term is defined for purposes of Section 409A (the “Initial Election Period”), elect in accordance with the preceding provisions of this Section 4, to defer the receipt of Compensation earned during the portion of the current calendar year that follows the last day of the 30-day election period described above. Any elections made pursuant to this Section 4 shall be irrevocable (i) on the last day of the calendar year immediately preceding the calendar year as to which the election applies, or (ii) on the last day of the Initial Election Period, as applicable. If a Participant fails to cancel an election under this Section 4 with respect to his/her Deferred Amount for a future calendar year, the Participant’s current election shall remain in effect for such entire future calendar year. A Participant may thereafter make a new election with regard to a future calendar year in accordance with the first paragraph of this Section 4 or cancel an election with regard to a future calendar year, provided that such election or cancellation is made on or prior to December 31 of the calendar year preceding such future calendar year. A Participant shall not be permitted to change or cancel an election with regard to a particular calendar year on or after January 1 of such calendar year.

SECTION 5. FORM OF DEFERRED COMPENSATION CREDITS

5.1 Deferred Compensation Account. Except with respect to the deferral of Compensation for a year in which a Deferred Compensation Participant elects to have all or a percentage of the Deferred Amount credited in Shares in accordance with Section 5.2 hereof, the Deferred Amount shall be denominated in U.S. dollars and credited to the Participant’s Deferred Compensation Account pursuant to Section 6.1 hereof.

5.2 Shares. Prior to the beginning of any calendar year, a Deferred Compensation Participant may elect, by filing a written election with the Board of Directors, to have all or a percentage of the Deferred Amount for the calendar year credited in Share Equivalents and allocated to the Participant’s Vested Share Account pursuant to Section 6.2 hereof. Any elections made pursuant to this Section 5.2 shall be irrevocable on the last day of the calendar year immediately preceding the calendar year as to which the election applies. If a Participant fails to discontinue an election under this Section 5 with respect to his/her Deferred Amount for a future period, his/her current election shall remain in effect, provided, however, that the Participant may thereafter make a new election with regard to a future calendar year at any time.

5.3 Transfer of Deferred Compensation Account Balance to Share Account. Prior to the effective date of the Plan, a Deferred Compensation Participant may elect to have all or a portion of his/her final credited account balance in the Prior Plan (i.e., the balance as of April 30, 1997) converted to Share Equivalents and credited to the Participant’s Vested Share Account. Such conversion shall take place as of May 1, 1997, based on the Average Closing Price as of May 1, 1997.

5.4 Transfer of Present Value of Accrued Benefits Under Retirement Plan to Share Account. Prior to the effective date of the Plan, a Deferred Compensation Participant shall have allocated to his/her Unvested Share Account, or if a Participant has satisfied the vesting requirements set forth in Section 5.5(ii) hereof, to his/her Vested Share Account, the number of Share Equivalents (maintained in fractions and rounded to three (3) decimal places) having a market value (calculated as set forth below) equal to the actuarial present value as of May 1, 1997, of the amount that would have been due to such Participant under the American Home Products Corporation Retirement Plan for Outside Directors at the time of his/her earliest retirement date assuming that the Participant has then satisfied the vesting requirements thereunder. Such actuarial present value calculation shall be performed by the Company in its discretion and shall be converted to Share Equivalents and credited to the Participant’s Unvested or Vested Share Account, as the case may be. Such conversion shall take place as of May 1, 1997, based on the Average Closing Price as of that date.

5.5 Vesting of Unvested Share Account.

(i) All amounts transferred pursuant to Section 5.4 shall be maintained in a Vested Share Account to the extent vested at the time of transfer. All amounts which are not vested will be held in an Unvested Share Account until the Participant shall have satisfied the vesting requirements set forth in Section 5.5(ii), at which time such amounts in the Participant’s Unvested Share Account shall be transferred from such Unvested Share Account and shall become a part of or be added to the Participant’s Vested Share Account.

(ii) A Participant shall have satisfied the vesting requirements upon completion of at least ten (10) Years of Service and attainment of age sixty-five (65), provided,

however, that a Participant who ceases to be a Director prior to attainment of age sixty-five (65) with at least ten (10) Years of Service shall be deemed to have satisfied the vesting requirements upon the first to occur of (1) attainment of age sixty-five (65), (2) death, or (3) Disability.

SECTION 6. INDIVIDUAL ACCOUNTS

The Company shall maintain Individual Accounts for Participants, as follows:

6.1 Deferred Compensation Account. The Company shall maintain a Deferred Compensation Account in the name of each Deferred Compensation Participant with respect to any amounts deferred under the Plan which the Deferred Compensation Participant does not elect to have credited in Share Equivalents pursuant to Section 5.2 or 5.3 hereof. The portion of a Participant’s Deferred Compensation Account attributable to amounts deferred under the Plan that were earned and vested (for purposes of Section 409A) as of December 31, 2004 shall be separately accounted for. The opening balance of each Participant’s Deferred Compensation Account on the effective date of this Plan shall be equal to the closing balance on the immediately preceding date of the corresponding account maintained on the Participant’s behalf under the Prior Plan, if any, less any portion of such account converted to Share Equivalents and allocated to the Participant’s Vested Share Account pursuant to Section 5.3 hereof. The Deferred Compensation Account shall be denominated in U.S. dollars, rounded to the nearest whole cent. A Deferred Amount allocated to a Deferred Compensation Account pursuant to Section 5.1 hereof shall be credited to the Deferred Compensation Account as of the Deferral Allocation Date.

6.2 Share Accounts. The Company shall maintain Share Accounts consisting of (i) a Vested Share Account and (ii) an Unvested Share Account. The portion of a Participant’s Share Accounts attributable to amounts deferred under the Plan that were earned and vested (for purposes of Section 409A) as of December 31, 2004 shall be separately accounted for. The Share Accounts shall be denominated in Share Equivalents, and shall be maintained in fractions rounded to three (3) decimal places. Share Equivalents allocated to a Deferred Stock Participant’s Vested Share Account in accordance with the Participant’s election under Section 5.2 hereof, shall be credited to the Participant’s Vested Share Account as of the Deferral Allocation Date next occurring in

January, April, July or October (each a “Quarterly Deferral Allocation Date”), provided that a Deferred Amount so credited shall be credited with deemed interest at the Company Credit rate calculated in accordance with Section 6.3 from the actual Deferral Allocation Date, if different, until the day preceding the next Quarterly Deferral Allocation Date. Share Equivalents and, if necessary, fractional Share Equivalents, shall be credited to a Participant’s Vested Share Account based on the Average Closing Price at the Deferral Allocation Date.

6.3 Accrual of Company Credit. The Treasurer of the Company shall determine the annual rate of Company Credit in January of each calendar year. This rate as so determined shall be effective for the then current calendar year. The Company Credit shall be compounded and credited to each Deferred Compensation Account as of the last day of each calendar quarter for each month (or part thereof) that the Participant serves as a Director during such calendar year. If a Participant elects the payment option under either Section 7.2(i)(b) or Section 7.2(i)(c) below, the Company Credit shall continue to be credited to the Participant’s account until distributed.

6.4 Cash Dividends. Cash dividends paid on Shares shall be deemed to have been paid on the Share Equivalents allocated to each Participant’s Share Accounts and shall be treated as if the allocated Share Equivalents were actual Shares issued and outstanding on the Dividend Record Date. An amount equal to the amount of such dividends shall be credited in Share Equivalents to each Share Account as of each Dividend Allocation Date based on the Average Closing Price at the Dividend Allocation Date.

6.5 Capital Adjustments. The number of Share Equivalents allocated to Share Accounts shall be adjusted by the Board of Directors, as it deems appropriate, to reflect stock dividends, stock splits, reclassifications, spinoffs, and other extraordinary distributions, as if those Share Equivalents were actual Shares.

6.6 Account Statements. Within a reasonable time following the end of each calendar year, the Company shall provide an annual statement to each Participant. The annual statement for each Participant shall report the number of Share Equivalents credited to each of the Participant’s Share Accounts (together with the dollar amount of any cash accruing interest pending the next Quarterly Deferral Allocation Date) and shall report the dollar amount credited to the Participant’s Deferred Compensation Account as of December 31 of that year.

SECTION 7. PAYMENT PROVISIONS

7.1 Method of Payment. All payments to a Participant (or to a Participant’s Beneficiary or estate, as the case may be) with respect to the Participant’s Deferred Compensation Account and Vested Share Account shall be paid in cash only, with Share Equivalents valued as set forth in Section 7.2 below.

7.2 Payment Options

(i) At the time each Director elects to make a deferral or, for Participants who are Directors on May 1, 1997, prior to the effective date of the Plan, the Participant shall select a payment option with respect to the payment of the Participant’s Individual Accounts from the following payment options:

(a) a lump sum paid on the first business day of the calendar quarter following the calendar quarter in which the Participant ceases to be a Director;

(b) payments in substantially equal annual installments over a period of between two (2) to ten (10) years, as elected by the Participant at the time he/she makes his/her election under this paragraph (i)(b), commencing in January of the calendar year following the calendar year during which the Participant ceases to be a Director, with Share Equivalents in the Participant’s Vested Share Account treated as described in paragraph (iii) below; or

(c) payments in annual installments over a period of between two (2) to ten (10) years as elected by the Participant at the time he/she makes his/her election under this paragraph (i)(c), commencing in January of the calendar year following the calendar year during which the Participant ceases to be a Director, with Share Equivalents in the Participant’s Vested Share Account treated as described in paragraph (iv) below.

(ii) If the payment option described in paragraph (i)(a) above has been elected, the amount of the lump sum with respect to the Participant’s Deferred Compensation Account shall be equal to the amount credited to the Participant’s Deferred Compensation Account as of the last business day of the calendar quarter preceding the date of payment, and the amount of the lump sum with respect to the Participant’s Vested Share Account shall be equal to the Average Closing Price as of last business day of the calendar quarter preceding the date of payments multiplied by the number of Share Equivalents credited to the Participant’s Vested Share Account as of such date plus any cash accruing interest pending the next Quarterly Deferral Allocation Date.

(iii) If the payment option described in paragraph (i)(b) above has been elected, the value of the Participant’s Vested Share Account shall be added to the amount in such Participant’s Deferred Compensation Account based on the Average Closing Price at the date of the first payment and the amount of each installment with respect to the Participant’s Deferred Compensation Account (including the amount transferred from the Participant’s Vested Share Account and any cash accruing interest pending the next Quarterly Deferral Allocation Date) shall be paid annually, in substantially equal installment amounts. The determination of the amount of substantially equal installment payments shall be a fixed annuity computation determined based on the amount of the Participant’s Deferred Compensation Account (including the amount transferred from the Participant’s Vested Share Account) at the time of the first payment, the annual rate of the Company Credit at that time and the number of installments selected, assuming compounding of the Company Credit on a quarterly basis.

(iv) If the payment option described in paragraph (i)(c) above has been elected, the amount of each installment with respect to the Participant’s Deferred Compensation Account and Vested Share Account (and any cash accruing interest pending the next Quarterly Deferral Allocation Date) shall be paid annually, in installment amounts. The amount to be distributed annually with respect to Share Equivalents shall be computed by dividing the number of Share Equivalents in the Participant’s Vested Share Account by the number of installment payments selected, with the resulting number of Share Equivalents paid in cash, based on the Average Closing Price as of the December 31 preceding each date of payment. Any additional amounts in respect of Share Equivalents relating to dividend equivalents during the duration of installment payments shall be included with and paid as part of the last installment.

(v) If the Participant fails to elect a payment option, the amount credited to the Participant’s Deferred Compensation Account and Vested Share Account shall be distributed in a lump sum in accordance with the payment option described in paragraph (i)(a) and paragraph (ii) above. If, at the time a Participant ceases to be a Director, the amount credited to a Participant’s Deferred Compensation Account and the value of Share Equivalents credited to a Participant’s Share Accounts is less than $25,000 in the aggregate, the Board of Directors shall pay out the amount credited to such Account in a lump sum in accordance with paragraph (i)(a) and paragraph (ii) above.

(vi) Notwithstanding the foregoing, any amounts in a Participant’s Unvested Share Account at the time the Participant ceases to be a Director shall be forfeited if the Participant has not completed at least ten (10) Years of Service. In addition, if the Participant has completed at least ten (10) Years of Service as of the time the Participant ceases to be a Director, the amounts in the Participant’s (a) 409A Accounts attributable to his Unvested Share Account shall be paid to the Participant in the manner selected in paragraph (i)(a), (i)(b), or (i)(c) above (x) on the date the Participant ceases to be a Director if such termination of status as a Director is a result of Disability or (y) if the Director ceases to be a Director for any other reason, on the first to occur of (1) attainment of age sixty-five (65), or (2) Section 409A Disability, and (b) Grandfathered Accounts attributable to his Unvested Share Account, shall be paid on the first to occur of (1) attainment of age 65 and (2) Disability. If the payment option described in paragraph (i)(a) above has been selected, the value of such Unvested Share Account shall be determined based on the Average Closing Price as of the December 31 preceding the date of payment, and thereafter shall be treated as if it were part of the Participant’s Deferred Compensation Account. If the payment option described in paragraph (i)(b) above has been selected, payment shall be made in accordance with Section 7.2(iii). If the payment option in paragraph (i)(c) above has been selected, payment shall be made in accordance with Section 7.2(iv). Notwithstanding the foregoing, any benefits in the Unvested Share Account at the date of a Participant’s death shall be paid to the Participant’s Beneficiary or estate, as the case may be, in accordance with Section 7.3.

7.3 Payment Upon Death. Notwithstanding any other provision of the Plan to the contrary, on the first business day of the month following the date of death of a Participant, the amount credited to the Participant’s Deferred Compensation Account and all of the Share Equivalents credited to the Participant’s Share Accounts shall be paid by the Company in a lump sum to the Participant’s Beneficiary. For purposes of this Section 7.3, the amount credited to the Participant’s Deferred Compensation Account, and the number and value of Share Equivalents credited to the Participant’s Share Accounts, shall be determined as of the date of payment using the Average Closing Price. A Participant may designate a Beneficiary, in writing, in a form acceptable to the Board of Directors. A Participant may revoke a prior designation of a Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided, however, that such revocation and new designation (if any) are in writing, in a form acceptable to the Board of Directors, and filed with the Board of Directors before the Participant’s death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the Participant’s life shall be paid to the Participant’s estate in a lump sum in accordance with this Section 7.3.

7.4 Payment on Unforeseeable Emergency. The Board of Directors may, in its sole discretion, direct payment to a Participant of all or of any portion of the vested portion of a Participant’s Accounts, notwithstanding an election of a payment option under Section 7.2 above, at any time that the Board of Directors determines that such Participant has an unforeseeable emergency. With respect to that portion of the Participant’s Grandfathered Accounts, “unforeseeable emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. With respect to a Participant’s 409A Accounts, “unforeseeable emergency” means “unforeseeable emergency” within the meaning of Section 409A. Notwithstanding the foregoing to the contrary, payments under this Section 7.4 shall be permitted in the event of an unforeseeable emergency (i) with respect to the Grandfathered Accounts, only to the extent reasonably necessary to meet the emergency and (ii) with respect to the 409A Accounts, only if the emergency cannot be relieved through reimbursement from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship to the Participant or by cessation of deferrals by the Participant in the Plan.

SECTION 8. OWNERSHIP OF SHARES

A Participant shall have no rights as a shareholder of the Company with respect to any Shares represented by the Share Equivalents described hereunder.

SECTION 9. PROHIBITION AGAINST TRANSFER

The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution. A Participant may not assign, sell, pledge, or otherwise transfer amounts to which he/she is entitled hereunder prior to payment thereof to the Participant.

SECTION 10. GENERAL PROVISIONS

10.1 Director’s Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payments of cash under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

10.2 Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Board of Directors, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan. This Plan is intended to comply with Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) and the rules promulgated thereunder. Any election by a Participant which would be in violation of the Act or the rules thereunder causing short-swing liability shall be deemed ineffective under the Plan, and such election shall be deemed to be null and void.

10.3 Legal Opinions. The Board of Directors may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any good faith action taken, or omitted, by it pursuant to the advice of such counsel.

10.4 Liability. Any decision made or action taken by the Board of Directors, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Board of Directors nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

10.5 Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments. The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.

10.6 Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided, however, that this Section 10.6 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

10.7 Severability. In the event any provision of the Plan shall be held or determined to be illegal or invalid for any reason or it is determined that any provision of the Plan would cause any Participant to be in constructive receipt for federal or state income tax purposes of any portion of his or her Accounts, then such provision will be considered null and void and the Plan shall be construed and enforced as if the provision had not been included in the Plan as of the date such provision was determined to be illegal, invalid or to have the potential to cause the Participant to be in constructive receipt of a portion of his or her Accounts.

10.8 Right of the Company to Amend or Modify Participant Elections. Notwithstanding anything in the Plan to the contrary, the Board of Directors reserves the right to amend, modify, cancel or rescind any Participant election or other action taken under the Plan by a Participant with respect to such Participant’s Accounts in the event the Board of Directors determines that such election or other action is or would be prohibited by any applicable law or that such election or other action would cause any Participant to be in constructive receipt for federal or state income tax purposes of any portion of his or her Accounts under any such law.

10.9 Application of Notice 2005-1.

(i) All Participant elections made through December 31, 2006 regarding distribution of the Participant’s 409A Accounts shall be pursuant to Q&A 19(c) of Notice 2005-1, as amended by the preamble to the proposed Treasury Regulations under Section 409A, issued on September 29, 2005.

(ii) To the extent that any Participant receives in 2005 a distribution of all, or any portion of, the balance in the Participant’s 409A Accounts, such distribution shall be deemed a termination of such Participant’s participation in the Plan with respect to all or such portion of the Participant’s 409A Accounts, in accordance with Q&A 20(a) of Notice 2005-1.

SECTION 11. AMENDMENT, SUSPENSION, AND TERMINATION

The Board of Directors shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan, provided, however, that no amendment, suspension, or termination shall reduce the number of Share Equivalents or the cash balance in an Individual Account. The termination of the Plan shall not result in any acceleration of the payment of the balance of any Participant’s 409A Accounts, unless (i) all arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A if the same Participant participated in all such arrangements are terminated, (ii) no payments other than payments that would be payable under the terms of such arrangements if the termination had not occurred are made within 12 months of the termination of such arrangements, (iii) all payments are made within 24 months of the termination of the arrangements and (iv) the Company does not adopt a new arrangement that would be aggregated with the Plan under Section 409A if the same Participant participated in both arrangements, at any time within the five years following the date of Plan termination.

SECTION 12. APPLICABLE LAW

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent that such laws are preempted by federal law.

SECTION 13. EFFECTIVE DATE

The effective date of this Plan is May 1, 1997. Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of the Prior Plan that were in effect prior to the effective date of this Plan.

SECTION 14. CHANGE IN CONTROL

Upon the occurrence of a Change in Control, all Accounts under the Plan that are not fully vested as of the date of such occurrence (and which have not previously been forfeited) will become fully vested. Notwithstanding any prior election by a Participant to the contrary, at any time following a Change in Control a Participant may elect to accelerate any or all payments from such Participant’s Grandfathered Accounts due under the Plan to a single sum payment to be made on a date at least twelve (12) months subsequent to such election, provided, however, that such election may be made for an immediate single sum payment, in which six percent (6%) of the amount of the accelerated payment shall be permanently forfeited to the Company. Notwithstanding any prior election by a Participant to the contrary, a Participant’s 409A Accounts shall be paid to such Participant at the time of the Change in Control in a lump sum if such Change of Control transaction is also a “change in control event” for purposes of Section 409A. For purposes of this provision, a Change in Control will be deemed to have occurred if:

(i) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 20% of the voting power of the Company’s then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of voting common securities directly from the Company); or

(ii) the consummation of any merger or other business combination of the Company, sale or lease of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company who owned shares immediately prior to the Transaction (including any trustee or fiduciary of any Company employee benefit plan) own, by virtue of their prior ownership of the Company’s shares, at least 65% of the voting power, directly or indirectly, of (a) the surviving corporation in any such merger or other business combination; (b) the purchaser or lessee of the Company’s assets; or (c) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two–thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).

SECTION 15. 409A

To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A, the Company intends for the Plan to comply with the standards for nonqualified deferred compensation established by Section 409A (the “409A Standards”). To the extent that any terms of the Plan would subject Participants to gross income inclusion, interest or an additional tax pursuant to Section 409A, those terms are to that extent superseded by the 409A Standards.